                     COHEN & STEERS CAPITAL MANAGEMENT, INC.

                  ESTIMATED FAIR VALUES OF THE NON-COMPETITION
                  AND NON-SOLICITATION CLAUSES CONTAINED IN THE
                    RESTRICTED STOCK UNIT AGREEMENTS BETWEEN
                     COHEN & STEERS CAPITAL MANAGEMENT, INC.
                         AND CERTAIN SPECIFIED OFFICERS
                              AS OF AUGUST 1, 2004

Mr. Adam Derechin
Chief Operating Officer
Cohen & Steers Capital Management, Inc.
757 3rd Ave.
New York, NY 10017

August 3, 2004

Subject:          Estimation of the Fair Values of Certain Non-Competition and
                  Non-Solicitation Clauses

Dear Mr. Derechin:

This letter and accompanying report, appendices and schedules (the "Report")
presents our estimate of the Fair Values ("FV") of certain non-competition and non-solicitation clauses (the "Covenants") contained in each of the restricted stock unit agreements (individually, a "RSU Agreement," and collectively, the
"RSU Agreements") between Cohen & Steers Capital Management, Inc. ("Cohen &
Steers" or the "Company") and certain officers of the Company, as of August 1,
2004 (the "Valuation Date").

We understand that the results of our analysis, which considers the fifteen most material employees (each an "Executive" and collectively, the "Covenantors")
identified by the Company's management ("Management") for whom the non-competition and non-solicitation clauses contained in the RSU Agreements have been entered into, will be used solely by Cohen & Steers, its independent accountants and legal advisors, for financial reporting purposes, in connection with the grants of restricted stock, as described in the RSU Agreements.

Our analysis is intended solely for the stated purpose of this engagement, as detailed above and in our Engagement Letter dated July 29, 2004. Accordingly, the results of our valuation should not be used for any other purpose.

FAIR VALUE

The Fair Value of an asset (or liability) is the amount at which that asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale 1. For the purpose of our analysis, we have assumed the business of Cohen & Steers to be ongoing.

SUMMARY CONCLUSION

Based on our analysis, we have estimated the Fair Values of the non-competition and non-solicitation clauses contained in each RSU Agreement, between the
Covenantors and the Company, as of the Valuation Date. The results are as follow:

Asset Management Division
           Portfolio Managers                                         $3.9 million
           Administrative Executives                                  $1.5 million
                                                                      ------------
           Subtotal                                                   $5.4 million

Investment Banking Division
           Investment Bankers                                         $3.8 million

Total Fair Value                                                      $9.2 million
                                                                      ------------

LIMITING CONDITIONS

In accordance with the terms of our engagement, this letter and attached Report, are intended solely for Management, its independent accountants and legal advisors, for financial reporting purposes only. As such, the results of our work may not be circulated, quoted, or otherwise referred to in any public document and may not be distributed to any third parties expect for those parties identified in this letter and the attached report including the appropriate regulatory authorities, if requested, or pursuant to an order of a court of a competent jurisdiction.

The distribution of this letter and accompanying Report and schedules to any party other than those specifically contemplated hereunder would require our written consent and must be distributed in its entirety. Moreover, this letter and the accompanying report are not and should not be construed as a "fairness opinion" or a "solvency opinion" and may not be relied upon as such.

The accompanying Report sets forth the procedures performed, methodologies employed, assumptions used and conclusions reached. Both this letter and the accompanying Report are prepared in accordance with and are subject to the terms and conditions specified in our engagement letter, dated July 29, 2004.

We appreciate the opportunity to be of service to you and your continued
confidence in us. Should you have any questions, or require any further assistance, please feel free to contact either Jonathan Jacobs at 954.224.6692 or Jean-Yves Magnan at 212.512.3690.

Very truly yours,

[GRAPHIC OMITTED]

By:    Jonathan L. Jacobs
       Managing Director
       Standard & Poor's Corporate Value Consulting

Copy to: Martin Cohen, Cohen & Steers - New York
                  Robert H. Steers, Cohen & Steers - New York
                  Larry Stoller, Cohen & Steers - New York
                  Jean-Yves Magnan, Standard & Poor's - New York

                                TABLE OF CONTENTS

    Page
    ----

I.       INTRODUCTION..........................................................................................1
--       ------------
II.      SOURCES OF INFORMATION................................................................................1
---      ----------------------
III.     VALUATION PROCEDURES..................................................................................2
----     --------------------
IV.      COMPANY BACKGROUND....................................................................................3
---      ------------------
V.       VALUATION APPROACHES..................................................................................4
--       --------------------
VI.      VALUATION OF THE COVENANTS............................................................................5
---      --------------------------
VII.     REQUIRED RATE OF RETURN...............................................................................6
----     -----------------------
VIII.    CONCLUSION............................................................................................9
-----    ----------
IX.      CONCLUDING REMARKS....................................................................................9
---      ------------------

                                   APPENDICES

     I.                    Fair Value of the Non-Competition and Non-Solicitation Clauses
              Contained in the Restricted Stock Unit Agreements of Certain Portfolio Mangers;

     II.                 Fair Value of the Non-Competition and Non-Solicitation Clauses
              Contained in the Restricted Stock Unit Agreements of Certain Administrative
              Executives;

     III.               Fair Value of the Non-Competition and Non-Solicitation Clauses
              Contained in the Restricted Stock Unit Agreements of Certain Investment
              Banking Executives; and

     IV.               Industry Outlook.

                         SUMMARY OF SUPPORTING SCHEDULES

1.      Summary of Non-Compete Agreements

Portfolio Managers
2.      Excess Earnings with Non-Compete in Place - Portfolio Managers
3.      Excess Earnings with Non-Compete not in
     Place - Portfolio Managers
4.      Probability Assumptions for Portfolio Managers
5.      Potential AUM Lost from Closed-end Funds
6.      Potential AUM Lost from Open-end Funds
7.      Potential AUM Lost for Separate Accounts

Administrative Executives
8.      Excess Earnings with Non-Compete in Place - Administrative Executives
9.      Excess Earnings with Non-Compete not in
     Place - Administrative Executives
10.  Probability Assumptions for Administrative Executives
11.  Potential Additional SG&A for Administrative Executives

Investment Banking Executives
12.  Excess Earnings with Non-Compete in Place - Investment Banking Executives
13.  Excess Earnings with Non-Compete not in Place - Investment Banking Executives
14.  Probability Assumptions for Investment Banking Executives
15.  Potential Sales Lost for Investment Banking Executives

Other Supporting Schedules
16.  Tax Amortization Benefit
17.  Weighted Average Rate of Return

1. I. INTRODUCTION
This report presents our estimate of the Fair Values ("FV") of certain non-competition and non-solicitation clauses (the "Covenants") contained in each of the restricted stock unit agreements (individually, a "RSU Agreement," and collectively, the "RSU Agreements") between Cohen & Steers Capital Management,
Inc. ("Cohen & Steers" or the "Company") and certain officers of the Company, as of August 1, 2004 (the "Valuation Date").

We understand that the results of our analysis, which considers the fifteen most material employees identified by the Company's management ("Management") for whom the non-competition and non-solicitation clauses contained in the RSU
Agreements have been entered into (collectively, the "Covenantors" and individually, an "Executive"), will be used solely by Cohen & Steers, its independent accountants and legal advisors, for financial reporting purposes, in connection with the grants of restricted stock, as described in the RSU
Agreements.

For purpose of our analysis, we have grouped the fifteen employees into three main business units and functions: Portfolio Managers (4 individuals),
Investment Bankers (3 individuals) and Administrative Executives (8 individuals).

FAIR VALUE

The Fair Value of an asset (or liability) is the amount at which that asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced or liquidation sale 2. For the purpose of our analysis, we have assumed the business of Cohen & Steers to be ongoing.

2. II. SOURCES OF INFORMATION
We used and relied upon financial and other information obtained from
Management, as well as discussions held with Management related to the relative importance of each of the Executives. Our conclusions are dependent on such information being complete and accurate in all material respects.

The principal sources of information used in performing our valuation included:

o    Cohen & Steers financial information, including audited income statements and balance sheets, for the years ended December 31, 2002 and 2003, the non-audited interim six months ended June 30, 2004, and the estimated year ending December 31, 2004;

o    Financial projections prepared by Management, broken out by division of the
     Company, for the years ending December 31, 2004 through 2006;

o    The Cohen & Steers 2004 stock incentive plan in the form of the Restricted
     Stock Unit Agreement, for both Investment Banking and the former stock appreciation rights ("SAR") holders, in draft form, dated July 27, 2004 and
     July 25, 2004, respectively;

o    A summary schedule for the Covenantors setting forth their name, title, department, FYE 2003 salary and bonus paid, 2004 base salary, as well as the number and estimated value of the restricted stock units granted;

o        Interviews with Cohen & Steers Management; and

o    Other publicly available financial information regarding the Company, and their competitors.

3. III. VALUATION PROCEDURES In general, our procedures included the following:
o        Discussions with Management regarding the history, nature, operations, financial performance, and outlook for the Company, including the potential for competition from the Covenantors as well as the impact on the business if the Covenantors were to compete in the marketplace;

o                     Discussions  with  Management to establish the impact and probability of competition from the Covenantors;

o        Analysis of general business data, including economic, governmental, and market forces that may affect the Company and impact the value of the Covenants;

o                     Estimation  of the  future  cash  flows of the  Company,  both  with and without the Covenants in place, as of the Valuation Date;

o        Application of the Income Approach to estimate the Fair Value of the
         Covenants based on the difference in the sum of the present value of the future cash flows, as determined with and without the Covenants in place, including the present value of the amortization benefits of these assets for tax purposes; and

o        Review and analysis of all other pertinent facts and data as they pertain to this valuation and our conclusion of Fair Value.

4.       IV.                  COMPANY BACKGROUND

Cohen & Steers is a leading manager of income oriented equity portfolios. The
Company specializes in Real Estate Investment Trust ("REIT") common and preferred stocks, utility common stocks and preferred securities, serving both institutional and individual investors. Investment portfolios are available through a wide range of open-end and close-end funds, as well as separate accounts. Cohen & Steers is the one of the largest REIT managers in the United
States with an investment team focusing exclusively on real estate securities.

Cohen & Steers operates two distinct business segments: Asset Management and Investment
Banking.

         Asset Management: Asset Management primarily derives revenue from investment advisory, administration, distribution and service fees received from mutual funds and investment advisory fees received from institutional separate accounts. These fees are based on contractually specified percentages of the net asset values for each portfolio. Asset
         Management's revenue fluctuates with changes in the total value of the portfolios and is recognized over the period that the assets are managed.

         The following is a list of the funds currently managed by the Company:
         Open-End Funds:
         ---------------

         o                    Cohen & Steers Realty Shares;
         o                    Cohen & Steers Equity Income Fund;
         o                    Cohen & Steers Utility Fund;
         o                    Cohen & Steers Special Equity Fund;
         o                    Cohen & Steers Institutional Realty Fund;

         Exchanged Traded Funds:
         -----------------------

         o                    Cohen & Steers Select Utility Fund;
         o                    Cohen & Steers REIT and Utility Fund;
         o                    Cohen & Steers REIT and Preferred Income Fund;
         o                    Cohen & Steers Premium Income Realty Fund;
         o                    Cohen & Steers Quality Income Realty Fund;
         o                    Cohen & Steers Advantage Income Realty Fund; and
         o                    Cohen & Steers Total Return Realty Fund.

         Investment Banking: Investment Banking derives revenue primarily from advising clients on mergers, acquisitions, corporate restructuring, recapitalizations and similar corporate finance transactions and placing securities as agent for clients. These fees are generally earned upon the consummation of the transaction pursuant to the terms of individual agreements.

The Company intends to commence an initial public offering of 7,500,000 shares in the near future. In contemplation of the initial public offering, the Company intends to issue these restricted stock units to certain employees, including the fifteen employees considered in our analysis.

5. V. VALUATION APPROACHES
There are three  traditional  and  accepted  approaches  employed in an asset  valuation:  the
Market Approach, the Cost Approach, and the Income Approach.

The Market Approach is a valuation technique in which Fair Value is estimated based on market prices in actual transactions and on asking prices for currently available assets. The process is essentially that of comparison and correlation of the subject asset and other similar assets. Considerations such as location, time of sale, and conditions of sale are analyzed for comparable assets and are adjusted accordingly to indicate the current value of the asset.

The Cost Approach is a technique that uses the concept of replacement value as an indicator of Fair Value. The premise of the Cost Approach is that a prudent investor would pay no more for an asset than the amount for which the asset could be replaced with a new one.

The Income Approach is a technique in which Fair Value is estimated based on the present value of the cash flows an asset can be expected to generate over its remaining useful life. There are six steps in applying this approach:

     • the annual after-tax cash flows the asset will generate over its remaining useful life are estimated;
     • these cash flows are converted to their present value equivalents using a required rate of return which accounts for the relative risk of realizing the annual cash flows and for the time value of money;
     • the residual value, if any, of the asset at the end of its remaining useful life is estimated;
     • the estimated residual value, if any, is converted to its present value equivalent;
     • the present value of the estimated annual after-tax cash flows is added to the present value of the residual value, if any; and
     • the present value of the benefits associated with amortizing the asset over its tax life for tax reporting purposes is then added to the indicated value to obtain an estimate of the asset's Fair Value.

6. VI. VALUATION OF THE COVENANTS
VALUATION METHODOLOGY
---------------------

For a non-compete agreement to have value, the competing party or Covenantor must have the ability and capacity to compete, as well as the desire and intention to compete.

A non-compete agreement allows a business to operate without competition from former owners and/or management over its term. Absent a covenant not to compete, a business could suffer economic loss, defined as the reduced cash flows expected due to competition from former owners or management. Therefore, the value of a non-compete is the present value of the expected cash flows that would be lost due to competition if a covenant were not in-place.

Given the facts and circumstances (i.e., the nature and importance of the
Covenantors to the Company, the uniqueness of each of the Covenants and the economic impact on the Company of the Covenants), we did not use the Cost
Approach to value the Covenant between the Company and each of the Covenantors because the Cost Approach would not capture all of the economic impacts from competition. Furthermore, the Market Approach was not used because identification of values of similar assets with similar facts and circumstances were not available in the marketplace. Accordingly, we placed sole reliance on the Income Approach to value each of the three groups of Covenants.

APPLICATION OF THE INCOME APPROACH
----------------------------------

Management provided projected financial statements for the years 2004 to 2006 relating to the Asset Management and Investment Banking business units, which consolidates into the Company. Based on discussions with and the information provided by Management, the projections were extended over the length of the non-competition and non-solicitation clauses, to estimate the value of the businesses, assuming the non-competition and non-solicitation clauses are in place. Upon signature of the RSU Agreement by the Executive, the non-competition and non-solicitation clauses will be in place until the Final Delivery Date, as defined in the RSU Agreement, contemplated to be the last business day of
January 2008.

Impact from Competition:
------------------------

The business units that might be impacted by an Executive's hypothetical competition with Cohen & Steers, had the non-competition and non-solicitation clauses not been in place, were identified. The revenues and related expenses were then adjusted, to reflect the Executive's ability to impact the Company and/or the relevant business units in the event of competition, to estimate the value of the businesses with the non-competition and non-solicitation clauses not in place. See Appendices I through III for discussions on the impact from competition by each of the Covenantors.

Probability of Competition:
---------------------------

The Company's future cash flows were probability adjusted to reflect the likelihood of the Executive competing in any given year covered by the non-compete and non-solicitation clauses. These probabilities reflect the willingness and the desire of each Executive to compete, as represented to us by
Management. Factors such as age, length of employment at Cohen & Steers, work experience, employment incentives provided by Cohen & Steers, and market conditions for employment within the same industry were considered for each of the three groups (i.e., Portfolio Managers, Administrative Executives and
Investment Bankers). Based on discussion with Management and following review of the factors described above, the valuation analysis was performed for each of the three groups in aggregate. See Appendices I through III for discussions on the probability of competition by each of the Covenantors.

The probability-adjusted cash flows were then discounted to their present value by the appropriate required rate of return, as detailed below. The present value of the benefits associated with amortizing the asset over its tax life for tax reporting purposes was then added to the indicated value to obtain the Fair
Values for the non-competition and non-solicitation clauses contained in the RSU
Agreement of each group of Executives. The calculation of the tax amortization benefit is presented in the attached Schedules.

7. VII. REQUIRED RATE OF RETURN
In applying the Income Approach, the cash flows expected to be generated by an asset are discounted to their present value equivalent using a rate of return that reflects the relative risk of the investment, as well as the time value of money. The rate of return is an overall rate based upon the individual rates of return for invested capital (equity and interest-bearing debt). This return, known as the weighted average rate of return ("WARR"), is calculated by weighting the required returns on interest-bearing debt and common equity capital in proportion to their estimated percentages in an expected capital structure.

Following is a general discussion of the methods used in our derivation of the
WARR. The general formula for calculating the WARR is:

          WARR = Kd * (d%) + Ke * (e%) where:
         WARR = Weighted average rate of return; Kd = After-tax rate of return on debt capital;
         d%           =    Debt  capital as a  percentage  of the sum of the debt,  preferred, and common equity capital ("Total Invested Capital");
         Ke           =    Rate of return on common equity capital; and
         e%           =    Common  equity  capital  as a  percentage  of  the  Total  Invested
         Capital.
Rate of Return on Debt
----------------------

The rate of return on debt capital is the rate a prudent debt investor would require on interest-bearing debt. Since the interest on debt capital is deductible for income tax purposes, we used the after-tax interest rate in our calculation. The effective income tax rate utilized is a blended rate reflecting both federal corporate income tax rates and appropriate state income tax rates.

The after-tax rate of return on debt capital is calculated using the formula:
         Kd   =   K x (1 - t)
where:
         Kd = After-tax rate of return on debt capital; K = Pre-tax rate of return on debt capital; and t = Effective federal and state income tax rate.

The pre-tax rate of return for debt capital of 6.6 percent was based on the
Standard & Poor's 20-year `BBB' corporate bond rate. We applied the effective corporate income tax rate to the `BBB' corporate bond rate to account for the tax deductibility of interest payments.

Required Return on Equity
-------------------------

We used the Capital Asset Pricing Model to determine the required return on equity.

Capital Asset Pricing Model

The Capital Asset Pricing Model ("CAPM") estimates the rate of return on common equity as the current risk-free rate of return on United States Treasury bonds, plus a market risk premium expected over the risk-free rate of return multiplied by the "beta" for the stock. Beta is a risk measure that reflects the sensitivity of a company's stock price to the movements of the stock market as a whole.

The CAPM rate of return on equity capital is calculated using the formula:
         Ke           =    Rf + B * (Rm - Rf) + Ssp + A
where:
         Ke           =    Rate of return on equity capital;
         Rf           =    Risk-free rate of return;
         B = Beta or systematic risk for this type of equity investment; Rm - Rf
         = Market risk premium (the expected return on a broad portfolio of stocks in the market (Rm) less the risk free rate
         (Rf)); Ssp = Small stock premium; and A = Company-specific risk premium, also called Alpha.

The risk-free rate of return of 5.3 percent was based on the interest rate for
20-year Treasury bonds, as of the Valuation Date. The beta was calculated by regressing historical stock returns of selected comparable companies against historical returns of the S&P 500 Index over a five, twelve, and twenty year period. Based on these regressions, we estimated a beta of 1.15 to be appropriate.

Due to the increased risk of holding equity securities as compared to holding debt securities, investors demand a risk premium as part of their return on equity capital. This risk premium is defined as the difference between the market return on equity and the risk-free rate of return.

One approach to estimate the risk premium uses historical data to calculate the premium that equities have actually earned, on average, over a number of years in the past. The underlying theory is that the past provides the best indicator of how the market will behave in the future and that investors' expectations are influenced by the historical performance of the market. Some analysts prefer to use the longest possible horizon for calculating the average, while others prefer an average over a more recent period. For purposes of this analysis, the market risk premium was estimated by S&P to be 5.0 percent.

An incremental risk premium may be appropriate in certain situations when the company has a small capitalization relative to the Standard and Poor's 500 or the guideline companies, and when a company has specific characteristics or attributes that increase its operating or financial risk.

Smaller companies are often viewed by the market as more risky than larger companies. Market trends provide evidence of this as smaller companies have historically earned excess returns over larger companies. Based on the Cohen &
Steers' relative operating size a small stock premium of 3.5% was applied for the Company.

Applying the CAPM formula, we estimated the required return on equity capital to be approximately 14.5 percent.

Concluded WARR
--------------

Based on the after-tax cost of debt, the CAPM method and proportionate weighting of equity and debt capital, we calculated the required rate of return for the
Company, as of the Valuation Date, to be approximately 14.0 percent. See
Schedule 17 for details relating to the calculation of the WARR.

Selected Discount Rate for the Value of the Covenants
-----------------------------------------------------

The WARR is an estimate of the return an investor would require in investing in the company as a whole. However, the non-competition and non-solicitation clauses represent a single class of intangible assets that are subject to more uncertainties than the overall business, and therefore, fundamentally more risky. Based on these facts and circumstances, we added a premium of 1.0 percent to the WARR to account for these uncertainties. As a result, we estimated a discount rate of 15.0 percent to be appropriate in valuing the non-compete and non-solicitation clauses.

8. VIII. CONCLUSION
Based on our analysis, as detailed in this Report, we have estimated the Fair
Values of the non-competition and non-solicitation clauses contained in each RSU
Agreement by business unit, between the Covenantors and the Company, as of the
Valuation Date, to be approximately $9.2 million. The results are as follow:

Asset Management Division
           Portfolio Managers                                         $3.9 million
           Administrative Executives                                  $1.5 million
                                                                      ------------
           Subtotal                                                   $5.4 million

Investment Banking Division
           Investment Bankers                                         $3.8 million
                                                                      ------------

Total Fair Value                                                      $9.2 million
                                                                      ------------

9. IX. CONCLUDING REMARKS

In the course of our valuation analyses, we used financial and other information provided by Company and from publicly available information. Information relied upon was limited to the best available information provided by the Company and includes representations made by Management obtained during interviews. We have not attempted to verify the information received from such sources and, therefore, cannot assume responsibility for its accuracy. Our findings are dependent on such information being complete and accurate in all material respects. However, we have not examined such information and, accordingly, do not express an opinion or any other form of assurance thereon.

Our estimation of the total Fair Value of the Subject Covenants is premised on the assumptions, as described in this Report; the terms and conditions contained in our engagement letter with Cohen & Steers, dated as of July 29, 2004; and the facts and circumstances known or knowable as of the Valuation Date.

This valuation report was prepared solely to assist Cohen & Steers in estimating the Fair Value of the Subject Covenants in connection with its contemplation of granting the RSU for financial reporting purposes. Distribution of this Report, which is to be distributed only in its entirety, is intended for and restricted to Management, their legal advisors and independent accountants, and, if requested, the appropriate regulatory authorities. Our findings and Report are not to be used with, circulated, quoted or otherwise referred to, in whole or in part, for any other purpose without our express written consent.

Any advice given, including this report issued by us, is provided solely for your use and benefit and only in connection with the valuation consulting services that are provided. Unless required by law, you shall not provide our
Report to any third party, other than Cohen & Steers' legal representatives and independent accountants, or refer to us or the services provided without our prior written consent, which we may at our discretion grant, withhold, or grant subject to conditions. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which any advice or our report is disclosed or otherwise made available.

We appreciate this opportunity to have been of service to you. If you have questions regarding the content of this Report, please contact either Jonathan
Jacobs at 954.224.6692 or Jean-Yves Magnan at 212.512.3690.

                                   APPENDIX I
                       VALUATION OF THE PORTFOLIO MANAGERS

I. BACKGROUND OF PORTFOLIO MANAGERS
The  Asset  Management  business  is  comprised  of two  divisions:  Cohen  &  Steers  Capital
Management  Inc. and Cohen & Steers  Securities,  LLC.  Management  identified  four portfolio managers subject to non-competition and  non-solicitation  clauses:  Mr. Harvey, Mr. Corl, Mr.
Brooks and Mr. Scapell,  which would be granted  restricted stock units under the terms of the
RSU  Agreements.  Mr.  Harvey,  Mr. Corl and Mr.  Brooks are members of a team,  which include
Martin Cohen,  Robert Steers and other employees,  who together  co-manage all of the funds of the Asset  Management  division.  Mr. Scapell is a member of the  management  team for certain close-end funds.

For the fiscal year ending December 31, 2003, advisory and administration fees totaled approximately $51.6 million. Distribution and other service related fees totaled approximately $7.5 million. As of December 31, 2003, assets under management totaled approximately $11.7 billion, ($4.8 billion in close-end funds, $3.9 billion in open-end funds and $3.0 billion in separate accounts).

II. TERMS OF COVENANT NOT TO COMPETE(3)
The RSU Agreements include non-competition and non-solicitation clauses, as summarized below and detailed in Section 10 paragraphs (a) of the RSU Agreement
(4). Under the terms of the RSU Agreements, the non-competition and non-solicitation clauses would be in place until the Final Delivery Date, defined as the last business day of January 2008, unless the Executive is terminated without Cause, as defined in Section 3 paragraph (d)).
     o        Non-competition clause is summarized as follows:

              -   Other then on behalf of the Company, the Executive cannot
                  provide certain advisory services, as defined in the RSU
                  Agreements, to any person or institution to whom the Company provides such services. This provision is in effect, if the
                  Executive voluntarily leaves the Company and is employed by competitor, or if the Executive is involuntarily terminated by the Company for a cause. The Executive cannot provide services to any person or institution to whom the Company provided such services during the three year period prior to such
                  termination;
              -   The Executive cannot directly or indirectly engage in any
                  business that competes with the business of the Company;
              -   The Executive cannot directly or indirectly enter the
                  employment of, or render services to, any person or entity that would directly or indirectly compete with the business of the Company; and
              -   The Executive cannot directly or indirectly interfere with certain business relationships of the Company, as defined in the RSU Agreement.

     o   Non-solicitation clause is summarized as follow: the Executive shall not solicit or seek to induce or actually induce any person employed by the Company or who becomes employed at any times during the three-month period following termination of the Executive.

III. POTENTIAL COMPETITION FROM COVENANTOR
The portfolio managers have both the capacity and potential for competition against the Company as outlined below.

CAPACITY TO COMPETE
-------------------

The mutual fund advisory and financial services industries are very large and competitive industries, as more fully described in Appendix IV. In the absence of the non-compete and non-solicitation clauses, these four Executives could cause the Company potential harm if they were to become employed by, provide advisory services, serve as portfolio managers, consultant, advisor, or act in any other capacity or render advice or services to an existing competitor of
Cohen & Steers or to any other financial institution or corporation.

Based on the portfolio managers' capacity to compete, as outlined above, we believe that if unrestricted and not bounded by the non-compete and non-solicitation clauses, these four Executives would be most likely to compete by providing services to a competitor or by starting their own practice.

10.
IMPACT OF COMPETITION

It was estimated, had the Covenants not been in place and the portfolio managers left the Company to compete, that the only impact would be on open-ended funds and separate accounts. Unlike open-end funds, closed-end fund shares are not subject to redemption. Closed-end fund shareholders, therefore, cannot redeem their shares in response to the departure of a portfolio manager. In addition, the board of directors employs Cohen and Steers, not the individual, and furthermore, Cohen and Steers provides other administrative services to the fund. Further, any decision to offer additional shares of a closed-end fund, to repurchase shares of a closed-end fund, or to terminate the advisory agreement between the closed-end fund and the company, is subject to the fund's board of directors, and not an individual investor. In addition, Closed-end funds represent approximately 50% of projected AUM.

Management represented that the probability of the Company being removed as the advisor for the closed-end funds is remote, which is consistent with current industry norms. Open-end mutual fund shares are subject to redemptions, thereby allowing clients to move capital out of the fund with ease. Investors in open-end mutual funds can transfer their money to another mutual fund manager, in response to the departure of a portfolio manager.

Based upon the above, Management quantified the initial maximum impact of competition (impact in the first year the competition would occur) to represent a loss of approximately $1 billion of the assets managed by the Asset Management division. This assumption is supported by the following factors:

     o   The strength and reputation of the Cohen & Steers brand name in the market place (especially in the real estate industry), driven by the active involvement of Martin Cohen and Robert Steers in the portfolio management and other day to day activities of the Company;
     o   The fact that 50% of the company's AUM are in closed-end mutual funds that are not subject to redemption;
     o   Management indicated that the Company follows a team approach to investing, whereby each client is serviced by multiple portfolio managers. Management believes that such strategy increases the loyalty of the clients to the firm rather than to a particular portfolio manager; and
     o   The previous departure of an important portfolio manager of the Company to establish a similar effort at a direct competitor, approximately 2 years ago, which did not materially impact the business or underlying assets under management of the Company.

Given that Mr. Scapell co-manages closed-end funds, and a portion of a very small institutional account of a long-time firm client, Management represented that the impact of his possible competition would be minimal, as detailed above.

LIKELIHOOD OF COMPETITION
-------------------------

The probabilities of competition reflect the willingness and the desire of each
Executive to compete, as represented to us by Management. Factors such as age, length of employment at Cohen & Steers, work experience, employment incentives provided by Cohen & Steers, and market conditions for employment within the same industry were considered for Portfolio Managers.

The mutual fund advisory and financial services industries are very large and competitive industries, as more fully described in Appendix IV. Management represented that it was the intent of the RSU grants to reward past contributions, and to help retain these key individuals by providing liquidity to the equity granted to these employees (i.e. SARs vs RSUs). As a result,
Management believes that the compensation structure offered to these employees, is a strong incentives for these employees to remain with the Company: even though possible, a market participant is unlikely to agree to an equivalent compensation package. The probability of the portfolio managers competing in any form in every year of the restricted period was estimated, absent the covenants, to be as follows:

                 Full Year Equivalent
Year             Probability of Competition
---------------- ----------------------------------
---------------- ----------------------------------

2004                            25%
2005                            25%
2006                            20%
2007                            15%
2008                            10%

In our analysis, 2004 was adjusted to reflect a partial year starting August 1,
2004, and ending December 31, 2004. Similarly, 2008 reflects a partial year, starting January 1, 2008 and ending on January 31, 2008.

IV. CONCLUSION
Based on the considerations outlined previously and in Schedules 2 through 7, the Fair Value of the non-compete and non-solicitation clauses, included in the in the RSU Agreement, for the four portfolio managers, in aggregate, was estimated to be approximately $3.9 million, as of the Valuation Date.

                                   APPENDIX II
                   VALUATION OF THE ADMINISTRATIVE EXECUTIVES

I. BACKGROUND OF ADMINISTRATIVE EXECUTIVES
Management   identified  eight  Administrative   Executives  subject  to  non-competition  and
non-solicitation  clauses: Mr. Derechin, Mr. McCombe, Mr. Stoller, Mr. Frischling,  Mr. Gomez,
Mr. Chen,  and Mr. Norton,  as well Mr.  Bhattacharjee,  a  non-portfolio  manager  investment analyst,  who  will  all be  granted  restricted  stock  units  under  the  terms  of the  RSU
Agreements.  These eight Executives perform various administrative  positions,  or in the case of Mr. Bhattacharjee,  investment research functions,  within the corporate functions of Cohen
& Steers and have in depth knowledge of the Company over their term of employment.

II. TERMS OF COVENANT NOT TO COMPETE(5)
The RSU Agreements include non-competition and non-solicitation clauses, as summarized below and detailed in Section 10 paragraphs (a) of the RSU Agreement
(6). Under the terms of the agreements, the non-competition and non-solicitation clauses would be in place until the Final Delivery Date, defined as the last business day of January 2008, unless the Executive is terminated without Cause, as defined in Section 3 paragraph (d)).
     o        Non-competition clause is summarized as follows:

              -   Other then on behalf of the Company, the Executive cannot
                  provide certain advisory services including administrative functions, as defined in the RSU Agreements, to any person or institution to whom the Company provides such services. This provision is in effect, if the Executive voluntarily leaves the Company and is employed by a competitor, or if the
                  Executive is involuntarily terminated by the Company for
                  cause. The Executive cannot provide services to any person or institution to whom the Company provided such services during the three year period prior to such termination;
              -   The Executive cannot directly or indirectly engage in any
                  business that competes with the business of the Company;
              -   The Executive cannot directly or indirectly enter the
                  employment of, or render services to, any person or entity that would directly or indirectly compete with the business of the Company; and
              -   The Executive cannot directly or indirectly interfere with certain business relationships of the Company, as defined in the RSU Agreement.

     o   Non-solicitation clause is summarized as follows: the Executive shall not solicit or seek to induce or actually induce any person employed by the Company or who becomes employed at any times during the three-month period following termination of the Executive.

III. POTENTIAL COMPETITION FROM COVENANTOR
The administrative Executives have both the capacity and potential for competition against the Company as outlined below.

CAPACITY TO COMPETE
-------------------

The mutual fund advisory and financial services industries are very large and competitive industries, as detailed in Appendix IV. In the absence of the non-compete and non-solicitation clauses, these eight Executives could cause the
Company potential harm given their knowledge and experience of the Company if they were to become employed by, provide services to, or act in any other capacity or render services to an existing competitor of Cohen & Steers or to any other financial institution or corporation.

Based on the Executive's capacity to compete, as outlined above, we believe that if unrestricted and not bounded by the non-compete and non-solicitation clauses, these eight Executives would be most likely to compete by providing similar services to a competitor and providing their specific knowledge and experience of Cohen & Steers to a competitor.

IMPACT OF COMPETITION

It was estimated, had the Covenants not been in place and an administrative
Executive left the Company to compete, that it would take up to one year for the
Company to recover the same level of efficiency existing before the departure of that Executive. Management quantified this impact to represent on average, for each of the eight Executives considered, an increase in expenses of approximately $1 million (or approximately 1% of the Company's overall revenues). This assumption is supported by the following factors:
              o   The Company would seek to hire a replacement within six months with a similar level of experience and skills;
              o   None of these individuals provide investment services to
                  clients, and therefore, would not have a material impact on the business and its client strategy in the future, given that the portfolio managers have direct client contact and Messrs.
                  Cohen and Steers have the brand and reputation in the
                  marketplace;
              o   At the same time of the aforementioned departure of an
                  important portfolio manager of the Company to establish
                  similar funds at a direct competitor, approximately two years ago, an administrative executive also left the firm, which did not materially impact the business or underlying assets under management of the Company;
              o   The impact would be a loss of certain efficiency during a
                  transition period estimated to be no more then a year; and
              o   The overall operating margin of the Company is within the
                  range of operating margins observed for comparable companies in a similar line of business.

LIKELIHOOD OF COMPETITION
-------------------------

The probabilities of competition reflect the willingness and the desire of each
Executive to compete, as represented to us by Management. Factors such as age, length of employment at Cohen & Steers, work experience, employment incentives provided by Cohen & Steers, and market conditions for employment within the same industry.

The compensation offered to these individuals is very attractive and minimizes the likelihood of one of them leaving the Company to compete. Furthermore, given the administrative support functions of these individuals, a market participant is unlikely to offer any of them similar compensation packages. Management represented that the RSU were also a way for Management to reward some of these individuals for the time and effort spent helping in the historical growth of the Company. The probability of the Administrative Executives competing in any form in every year of the restricted period was estimated, absent the covenants, to be as follows:

Period           Probability of Competition
---------------- ----------------------------------
---------------- ----------------------------------

2004                            15%
2005                            15%
2006                            10%
2007                            5%
2008                            5%

In our analysis, 2004 was adjusted to reflect a partial year starting August 1,
2004, and ending December 31, 2004. Similarly, 2008 reflects a partial year, starting January 1, 2008 and ending on January 31, 2008.

IV. CONCLUSION
Based on the considerations outlined above and in Schedules 8 through 11, the
Fair Value of the non-compete and non-solicitation clauses, included in the in the RSU Agreement, for the eight administrative Executives, in aggregate, was estimated to be approximately $1.5 million, as of the Valuation Date.

                                  APPENDIX III
                       VALUATION OF THE INVESTMENT BANKERS

I. BACKGROUND OF INVESTMENT BANKERS
The investment banking division of Cohen & Steers, or Cohen & Steers Capital
Advisors, L.L.C. ("Capital Advisors"), is managed by three principals: Mr.
Razook, Mr. de Marval and Mr. Pickette, which would all be granted restricted stock units under the terms of the RSU Agreement. The three Executives joined the Company together approximately 5 years ago, from a previous investment bank where they were already working together. Management represented that these three Executives have been working as a team for the last fifteen years.

For the fiscal year ending December 31, 2003, investment banking fees totaled approximately $11.3 million, which represents a 13.7 percent decline from fiscal year 2002. Income before taxes in 2003 totaled $3.4 million, or 29.7 percent of investment banking fees. Net Income for fiscal year 2003 was $3.2 million.

II. TERMS OF COVENANT NOT TO COMPETE(7)
The RSU Agreements include non-competition and non-solicitation clauses, as summarized below and detailed in Section 10 paragraphs (a) of the RSU Agreement
(8). Under the terms of the agreements, the non-competition and non-solicitation clauses would be in place until the Final Delivery Date, defined as the last business day of January 2008, unless the Executive resigns for good reasons, as defined in Section 3 paragraph (d).

     o        Non-competition clause is summarized as follows:
              -   Other than on behalf of the Company, the Executive cannot
                  provide certain investment banking services, as defined in the
                  RSU Agreements, to any person or entity that directly or
                  indirectly compete with the investment banking business of the
                  Company;
              -   The Executive cannot directly or indirectly enter the
                  employment of, or render services to, any person or entity that would directly or indirectly compete with the investment banking business of the Company; and
              -   The Executive cannot directly or indirectly interfere with certain business relationships of the Company, as defined in the RSU Agreement.

     o   Non-solicitation clause is summarized as follows: the Executive shall not solicit or seek to induce or actually induce any person employed by the Company or who becomes employed at any times during the three-month period following termination of the Executive.

III. POTENTIAL COMPETITION FROM COVENANTOR
The investment banking team has both the capacity and potential for competition against the Company as outlined below.

CAPACITY TO COMPETE
-------------------

In the absence of the non-compete and non-solicitation clauses, the investment banking team could cause the Company potential harm if they were to leave to provide similar services to a competitor of the Company or to establish their own practice. Management represented that these three Executives have been working as a team for the last fifteen years. Therefore, it was assumed, had the
Covenants not been in place and they were to compete, that all three would leave together as a team. As a result, Management believes that the entire business of the Company would be quickly discontinued, after a short period of time to complete any existing projects, if they were to become employed by, provide services to, serve as senior management, consultant, advisor, or act in any other capacity or render advice or services to an existing competitor of Cohen &
Steers or if they were to start-up a competing business at another financial institution. Because the team has over fifteen years work experience in the industry, they would be prepared to effectively assist a competitor in penetrating the Company's clients through their personal contacts.

Based on the investment banking team's capacity to compete, as outlined above, we believe that if unrestricted and not bounded by the non-compete and non-solicitation clauses, the investment banking team would be most likely to compete by providing services to a competitor or by starting their own practice.

12.
IMPACT OF COMPETITION

As described above, Management has indicated that if the investment banking team were to leave the Company and compete elsewhere, the Company would terminate the investment banking division of Cohen & Steers. Therefore, the impact of competition for the investment banking team would result in a quick closure of the investment banking business of Cohen & Steers going forward.

LIKELIHOOD OF COMPETITION
-------------------------

The probabilities of competition reflect the willingness and the desire of each
Executive to compete, as represented to us by Management. Factors such as age, length of employment at Cohen & Steers, work experience, employment incentives provided by Cohen & Steers, and market conditions for employment within the same industry were considered for the Investment Bankers.

Currently, the investment banking team retains fifty percent of all investment banking profits. Based on discussions with Management, the team agreed to reduce this amount to thirty percent of all profits related to their fees, in order to obtain ownership of restricted stock units in the Company. Management believes that this decision to concede future profits in order to gain stock ownership in the Company is indicative of a desire on the part of these three Executives to remain with Cohen & Steers into the future.

Based on the investment banking team's experience in the industry, their current client relationships, their ability to work as a team and their compensation package, the probability of the investment banking team competing in any form in every year of the restricted period was estimated, absent the covenants, to be as follows:

Period           Probability of Competition
---------------- ----------------------------------
---------------- ----------------------------------

2004                            25%
2005                            25%
2006                            20%
2007                            15%
2008                            10%

In our analysis, 2004 was adjusted to reflect a partial year starting August 1,
2004, and ending December 31, 2004. Similarly, 2008 reflects a partial year, starting January 1, 2008 and ending on January 31, 2008.

IV. CONCLUSION
Based on the considerations outlined above and presented in Schedules 12 through
16, the Fair Value of the non-compete and non-solicitation clauses, included in the in the RSU Agreement, for the three investment banking Executives, in aggregate, was estimated to be approximately $3.8 million, as of the Valuation
Date.

                                   APPENDIX IV
                                INDUSTRY OUTLOOK

                           APPENDIX - INDUSTRY OUTLOOK

The U.S. asset management industry is comprised of organizations that are responsible for managing pools of funds for defined-benefit and defined-contribution plans, mutual funds, closed-end funds, unit investment trusts, investment counseling firms, etc. for a third party (i.e., investor) for a fee. Investors can be individuals or institutions. Almost every type of financial institution - bank, insurance company, or securities firm - engages in some form of asset management activity. According to data from the Federal
Reserve, Sanford Bernstein and Cerulli Associates, U.S. households controlled approximately two-thirds of the approximately $23.1 trillion in investable assets at the end of 2002 (most recent data available).9 In terms of assets, mutual funds, as a whole, constituted the second largest financial intermediary in the U.S., behind commercial banks, as of October 2003.10 As of March 30,
2004, there were 8,153 funds in existence, with total AUM of $7.6 trillion.11 As of the Valuation Date, the following factors were shaping the present and future state of the U.S. asset management industry:
     o         Demographic  changes with the peaking of the "babyboomer"  generation (i.e. IRA rollovers);

     o        A decrease in the growth of mutual funds and associated levels of AUM;

     o        An increase in net inflows to separate, or managed accounts;

     o   A renewed concern about the funding status of many private and public defined- benefit ("DB") plans;

     o         Increasing  popularity of indexing as an  alternative  to active  management of mutual funds;

     o         Changes in the  distribution  system for investment  products and  specifically the increasing importance of non-proprietary channels;

o        Increased  customer  sophistication  and demand for more  information,  indexing  and alternative investments; and

     o         Renewed  efforts  by  lawmakers  and  regulators  to  increase  disclosure  and oversight.

The mutual fund industry experienced spectacular growth in total AUM during the
1990's, growing at a compound annual growth rate ("CAGR") of approximately 21 percent, rising from $1.07 trillion at year-end 1990 to $6.97 trillion at year-end 2000.12 The expansion reflected positive retirement savings flows, ongoing reinvestment of dividends and interest, the introduction of new fund products and the stock market's considerable advance during that period.13 This unprecedented growth trend in mutual funds reversed in 2001 and 2002 with mutual fund AUM decreasing due to a weak economic environment, a declining stock market and waning investor demand for mutual funds. In the 24-months ended December 31,
2002, AUM in mutual funds decreased by approximately 8.6 percent to $6.4 trillion from $7.0 trillion as of December 31, 2000. Strong equity market performance helped to reverse this trend during the 2003, with net mutual fund assets increasing by 16 percent to $7.4 billion.14 This growth has continued
recently as net mutual fund assets grew 3 percent to $7.6 billion in the first two months of 2004.15 Going forward, it appears likely that a reversion to more
"normal" average historic returns (in the capital markets) and the overall maturation of funds market will moderate aggregate indsutry growth in AUM to an annual rate of 12 percent to 15 percent over the next decade.16
 Standard & Poor's anticipates this growth in AUM will come from both net flows
(5 to 10 percent) and market appreciation (5 percent) going forward.17 The retirement savings market consists of assets managed in: 1) employer sponsored
DB and defined-contribution ("DC") plans, 2) Individual Retirement Accounts
("IRAs"), and 3) non-qualified annuities outside of employer-sponsored plans or
IRAs. The retirement savings market doubled in the decade ended on December 31,
2001, increasing from approximately $4.0 trillion in 1991 to $10.7 trillion at the end of 2001, a CAGR of approximately 10.3 percent.18 This trend reversed in
2002, largely as a result of the continuing bear market. In the 12-months ended
December 31, 2002, retirement assets decreased by nearly $500 million or 8.8 percent to $10.2 trillion (most recent data available).19 At year-end 2002, mutual funds accounted for approximately 2.1 trillion or 21 percent of the total retirement savings market.20 Recently, there has been a renewed concern regarding the funded status of DB plans. The combination of a prolonged bear market, lower discount rates, an increase in the percentage of retired employees to current employees and higher assumptions for compensation growth have eliminated many DB surpluses, ending the ten-year hiatus from federally mandated contributions that many sponsors have enjoyed. Average funding ratios for institutional DB plans have decreased from a high of 116 percent in 1999 to a nadir of approximately 75 percent at the end of 2002.21 According to Buckingham
Research Group, approximately 25 percent of the largest 1,000 publicly traded
U.S. corporations had under-funded pensions at the end of 2002.22 The most likely end result will be a new round of sponsor contributions to DB plans.
Despite the well-documented move to DC plans, a full 340 of the 500 companies in the S&P 500 Index continue to support DB plans for their employees.23 Buckingham
Research anticipates that a combination of more robust market appreciation and mandated funding will serve resolve these issues. The most likely recipients of these inflows will be the current leaders amongst DB plan asset managers including Alliance Capital, Blackrock and Legg Mason.24 Asset managers continue to encounter pressure on management fees and sales charges or "loads." According to an Investment Company Institute ("ICI") survey, total shareholder costs including shareholder fees (e.g., sales charges, redemption fees and account maintenance fees) and annual fund operating expenses (e.g., management fees, distribution or 12b-1 fees and other expenses) declined by 43.0 percent between
1980 and 2001 (most recent data available).25 This decrease was driven by investors' preference for funds with lower cost structures and lower distribution charges, often in response to no-load competitors. Interestingly, a recent General Accounting Office ("GAO") study comes to a different conclusion, and maintains that average fund operating expenses (i.e., expense ratios)
actually increased to 0.70 percent of average assets in 2001 from 0.65 in 1998
(most recent data available). ICI attributes the results of the GAO study to differences in performance fees (i.e., fees based on the relative performance of the fund) between 1998 and 2001. The bottom-line is that heightened competition
(mutual funds outnumber publicly traded stocks on the NYSE and Nasdaq combined), market saturation (there are 30,000 asset managers worldwide), limited expense flexibility, a negative shift in product mix (i.e., fixed income and money markets), rising distributor power, regulatory scrutiny and a proliferation of alternative investment products will continue to pressure traditional asset manager operating margins.26 Indexing has been one of the fastest growing segments of retail and institutional money management, due in part to relative performance, lower management fees, and lower expense ratios. Index funds accounted for 11.3 percent of total AUM in equity funds as of December 31, 2002 and represented nearly 83.0 percent of the total net inflows recorded by all equity funds during the 12-month period ended December 31, 2002.27 This trend reversed in the 12-month period ended December 31, 2003, with actively managed equity net inflows nearly tripling the level of inflows into index funds.28 At the end of February 2004, year-to-date ("YTD") inflows to actively management equity funds were $70 billion versus $20.8 billion for index funds.29 One of the most popular products employed by investors following an indexing strategy is exchange-traded funds ("ETFs") - baskets of securities that typically mimic a broad index or sector index and are traded real-time on exchanges. The first ETF was the Standard & Poor's Depository Receipt ("SPDR"), created in January 1993 by the American Stock Exchange. As of January 31, 2004, there were 132 listed
ETFs with combined assets of $155.8 billion, representing a 62.9 percent increase in combined assets from year-end 2002.30 Indexing is expected to play a more significant role in the landscape of both retail and institutional asset management in the future - a trend that will translate into considerable pressure on active managers to deliver both performance and service. Growth in managed accounts (or separate/wrap account if sold through a broker), another retail investment management product, has outpaced the growth of mutual funds and the overall asset management industry in recent years. Managed accounts is a general term often associated with several types of fee-based accounts designed for individual investors, which were historically marketed only to high-net worth individuals, but which are increasingly offered to the emerging affluent class (i.e., AUM > $100K). These accounts are distributed through both proprietary and/or third-party brokers and differ from mutual funds in that investors have actual ownership of assets as opposed to shares in a fund. The appeal of these funds is attributable to what many investors consider individualized service, although the portfolio allocation is most often driven from a model portfolio maintained by the investment advisor. Assets in managed accounts have grown at a CAGR of 23.0 percent since 1993.31 In the 12-month period ended December 31, 2003, assets in managed accounts increased by approximately 29 percent to $506.3 billion.32 Customers have also increasingly demanded alternative investments that aim to hedge traditional market risk. The level of sophistication of certain retail and institutional investors is growing, as is a demand for alternative investments outside of traditional equity and bond funds.33 According to data from the TASS Research, a unit of
Tremont Capital, hedge fund AUM increased by approximately $60 billion in
2003.34 TASS estimates the worldwide hedge fund assets now total between approximately $725 and $750 million. This gain comes on the back of strong showings in 2002 and 2001, when hedge funds added approximately $28.2 billion and 31.1 billion in client assets, respectively.35 In a reversal of recent trends, the CSFB/Tremont Hedge Fund Index (the "Index") under-performed the overall equity markets registering a modest gain of approximately 15.4 percent in 2003, versus respective gains of 25.3 percent and 50 percent for the Dow
Jones Industrial Average and the Nasdaq Composite Index. As a result of this strong relative performance and net inflows, many hedge fund advisors have recently begun to register with the SEC as closed end funds, in an attempt to increase AUM. This allows the funds to bypass traditional restrictions on the number of investors and minimum investment requirements. Generally these products have higher management fees than institutional products (often by
75-100 bps), placement fees of up to 3.5 percent and minimum investment levels of $25,000 to $50,000. According to Freeman & Co., a hedge fund industry consultant, new entrants in this area include Banc of America, Deutsche Bank AG,
CIBC World Markets, Evergreen Investment Management, Man Glenwood, Morgan
Stanley, Citigroup and UBS PaineWebber. A recent development among hedge fund managers has involved the creation of products to track hedge fund indices such as CSFB/Tremont Hedge Fund Index.

In addition, many traditional investment advisors have sought to expand their alternative investment product offerings either organically or through acquisitions of hedge funds advisors, "lift-outs" of fund/portfolio management teams or joint ventures with more established hedge fund shops seeking to increase distribution. According to Freeman & Co. there were 10 transactions
(joint ventures and acquisitions) involving hedge funds in the third quarter of
2003.36 As expected growth in the equity markets moderates in the future, competition for market share is likely to increase. The increased cost of competing for existing investment/savings dollars is expected to make conditions more challenging, especially for marginal participants. The shift in asset management from an institutional to a retail focus implies greater benefits for those managers with scale and scope. Companies with multiple distribution channels, including both established proprietary and non-proprietary distribution networks, should benefit more than other fund complexes that rely on single sales channels. Many investment advisors are attempting to increase the flow of AUM through non-proprietary channels while continuing to build and strengthen proprietary channels. According to Deutsche Bank, the non-proprietary channel account for 39 percent of long-term fund sales in 2002, versus 31 percent for the direct sales channel and 43 percent for the institutional channel.37 Aggressive expansionist plans during the mid to late 1990s and favorable market dynamics led to an increasing amount of M&A activity in the asset management industry, which culminated in 126 transactions valued at nearly
$36.4 billion in 2000 representing approximately $1.4 trillion in AUM.38 During this time, standard pricing benchmarks used in valuation increased without much differentiation. Since the equity markets peaked in March 2000, the number of transactions has remained relatively constant even as the dollar value and the size of acquired targets, as measured by AUM, have decreased markedly. According to Berkshire Capital Corporation, there were 130 transactions valued at $15.6 billion involving approximately $830 billion in AUM in 2001 and 143 transactions valued at approximately $10.3 billion involving AUM of $548 billion in 2002.39
Despite the post-Iraq war rebound in equity markets and positive fund flows, the number of transactions (135), total dollar value ($9.3 billion) and amount acquired AUM ($375 billion) in the asset management industry decreased in
2003.40 To put this in perspective, 2003 is the only year since 1996 in which deal value in the industry was less than $10 billion. As potential acquirers have become more selective, there has been downward pressure on acquisition multiples. More poignantly, acquirers have demonstrated increasing selectivity in recent transactions and generally, have been unwilling to pay for under-performing targets. However, asset management companies with a proven track record, a history strong investment performance and AUM growth, quality franchises, and solid distribution networks have continued to attract buyers at premium multiples. Recently a number of asset management firms, particularly mutual fund companies, have been subject to investigation by regulatory bodies, including the Securities and Exchange Commission ("SEC") and the New York State
Attorney General's Office. Charges raised have primarily involved market-timing and late trading.41 In addition to continued fines and settlements, stricter regulatory guidelines for mutual fund companies are expected. These regulations are expected to address issues regarding governance; such as the election of independent governing bodies and the adoption of codes of ethics, as well as standards aimed at improving disclosure. Additional policies regarding pricing, commissions and fees are expected.

                                   APPENDIX V
                              SUPPORTING SCHEDULES

--------
1 The Fair Value definition is consistent with that included in SFAS 141. 2 The
Fair Value definition is consistent with that included in SFAS 141.

4 Please see "Cohen & Steers Restrictive Stock Unit Agreement", draft document, dated July 25, 2004, for details.

6 Please see "Cohen & Steers Restrictive Stock Unit Agreement", draft document, dated July 25, 2004, for details.

8 Please see "Cohen & Steers Restrictive Stock Unit Agreement", draft document, dated July
27, 2004, for details.
9 Investment Company Institute: Assets of Major Financial Institutions and Intermediaries.
March 2003.
10 Standard  & Poor's Industry Surveys: Investment Services. October 30, 2003.
11 Investment Company Institute: Trends in Mutual Fund Investing February 2004. March 30,
2004.
12 Standard & Poor's Industry Surveys: Investment Services.  October 30, 2003.
13 Ibid.
14 Investment Company Institute: Trends in Mutual Fund Investing December 2003.  January 29,
2004.
15 Investment Company Institute: Trends in Mutual Fund Investing February 2004.  March 30,
2004.
16 Citigroup Smith Barney: Industry Note - Brokers & Asset Managers.  December 22, 2003.
17 Standard & Poor's Industry Surveys: Investment Services.  October 30, 2003.
18 Investment Company Institute: Mutual Fund Fact Book 2002.
19 Investment Company Institute: Mutual Funds and the U.S. Retirement Market in 2002. June
2003.
20 Investment Company Institute: Mutual Fund Fact Book 2003.
21 Buckingham Research: Asset Managers: Into the Firestorm We Walk.  December 9, 2003.
22 Buckingham Research Group:  U.S. Asset Management Industry, December 9, 2003.
23 Ibid.
24 Ibid.
25 Investment Company Institute: Total Shareholder Cost of Mutual Funds: An Update.
September 2002.
26 UBS Warburg: Asset Management Industry: Initiating Coverage. May 6, 2003.
27 Salomon Smith Barney: Asset Management Quarterly.  February 20, 2003.
28 UBS: Asset Management Monthly: Equities in Flow Nirvana.   March 3, 2003.
29 Ibid.
30 Investment Company Institute, Exchange-Traded Fund Assets January 2004.  February 26,
2004.
31 Deutsche Bank: Asset Management Monthly.  March 3, 2003.
32 The Money Management Institute: Quarterly Update.  February 10, 2004.
33 Goldman Sachs: Investment Management Industry Group.  April 1999.
34 The Wall Street Journal: "Hedge Fund Assets Up Estimated $60 Billion in '03".
35 The Wall Street Journal: "Hedge Fund Asset Growth Slows in '02".  March 17, 2003.
36 Freeman & Co.: Asset Management Focus.  October 31, 2003.
37 Deutsche Bank: Asset Management Monthly.  March 3, 2003.
38 Berkshire Capital Corporation: Investment Management Industry Review 2004.
39Ibid.
40 Cambridge International Partners: The Cambridge Commentary - 2003.
41 Prudential Equity Group, LLC: Asset Managers Still Have Strength.  March 18, 2004.